Plexus Announces Fiscal First Quarter Financial Results
NEENAH, WI – January 25, 2023 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for our fiscal first quarter ended December 31, 2022, and guidance for our fiscal second quarter ending April 1, 2023.
•Reports fiscal first quarter 2023 revenue of $1.09 billion, GAAP operating margin of 5.2% and GAAP diluted EPS of $1.49, including $0.21 of stock-based compensation expense
•Initiates fiscal second quarter 2023 revenue guidance of $1.02 to $1.07 billion with GAAP diluted EPS of $1.06 to $1.24, including $0.21 of stock-based compensation expense

	Three Months Ended
	Dec 31, 2022	Dec 31, 2022	Apr 1, 2023
	Q1F23 Results	Q1F23 Guidance	Q2F23 Guidance
Summary GAAP Items
Revenue (in billions)	$1.094	$1.080 to $1.130	$1.020 to $1.070
Operating margin	5.2%	5.0% to 5.5%	4.5% to 5.0%
Diluted EPS (1)	$1.49	$1.40 to $1.58	$1.06 to $1.24

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	13.8%
Economic return	4.8%

(1)	Includes stock-based compensation expense of $0.21 for Q1F23 results, $0.20 for Q1F23 guidance and $0.21 for Q2F23 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for additional information regarding non-GAAP financial measures.
Fiscal First Quarter 2023 Information
•Won 29 manufacturing programs during the quarter representing $158 million in annualized revenue when fully ramped into production
•Trailing four-quarter manufacturing wins of $885 million in annualized revenue when fully ramped into production
•Purchased $11.5 million of our shares at an average price of $99.12 per share under our share repurchase program, leaving $35.0 million available under our current $50.0 million authorization

Todd Kelsey, Chief Executive Officer, commented, "Our fiscal 2023 started strong as we capitalized on the momentum built during fiscal 2022. Our fiscal first quarter results met our guidance as revenue expanded 34% year over year to $1.09 billion. We delivered a healthy 5.2% GAAP operating margin and GAAP earnings per share that nearly doubled year over year to $1.49. We achieved these robust results while managing through unexpected near-term demand volatility due to greater than anticipated semiconductor capital equipment market weakness, near-term new program ramp schedule changes and continuing supply chain challenges.”

Mr. Kelsey continued, "Leveraging our geographically diverse industry-leading capabilities, we won 29 new manufacturing programs worth $158 million, including several programs associated with secular growth markets. In addition, our funnel of qualified manufacturing opportunities expanded nearly $250 million sequentially to a new record of $3.6 billion. We anticipate an increasing value of manufacturing wins for the fiscal second quarter, as well as stronger wins performance for the remainder of fiscal 2023, as our significantly expanded funnel and current business development conditions support a greater level of harvesting.”

Patrick Jermain, Executive Vice President and Chief Financial Officer, commented, “For our fiscal first quarter, we delivered return on invested capital of 13.8%, which was 480 basis points above our weighted average cost of capital. Strong operating performance led to a 380 basis point improvement in ROIC compared to the prior year fiscal first quarter. Our fiscal first quarter cash cycle of 106 days included strategic investments to support new program ramps and the impact of demand volatility on inventory within the quarter. We are guiding higher cash cycle days for our fiscal second quarter related to additional working capital investments in support of customer demand and new programs ramps. We expect improvement to our cash cycle as we progress through the second half of fiscal 2023.”

Mr. Kelsey further commented, "We are guiding fiscal second quarter revenue of $1.02 billion to $1.07 billion, GAAP operating margin of 4.5% to 5.0% and GAAP EPS of $1.06 to $1.24. Our guidance reflects a continuation of the near-term demand dynamics that affected our fiscal first quarter, our typical seasonal payroll cost increases as well as a sequential increase in interest and income tax expense.”

Mr. Kelsey concluded, “We continue to see the potential for strong performance in fiscal 2023, including industry-leading profitability and revenue growth rates in excess of the markets we serve. While recognizing ongoing macroeconomic and geopolitical uncertainties, we anticipate a return to sequential revenue growth for our second half of fiscal 2023 and are focused on achieving our 5.5% GAAP operating margin goal exiting the fiscal year. This expectation reflects robust Healthcare/Life Sciences and Aerospace/Defense market sector demand, normalizing existing program ramp schedules, additional new program ramps and conversion of backlog as we continue to resolve supply chain challenges.”

Quarterly Comparison	Three Months Ended
(in thousands, except EPS)	Dec 31, 2022	Oct 1, 2022	Jan 1, 2022
Revenue	$1,093,925	$1,123,848	$817,456
Gross profit	101,199	107,105	69,996
Operating income	57,341	62,314	30,473
Net income	42,190	50,457	23,423
Diluted EPS	$1.49	$1.78	$0.82

Gross margin	9.3%	9.5%	8.6%
Operating margin	5.2%	5.5%	3.7%

ROIC (1)	13.8%	13.0%	10.0%
Economic return (1)	4.8%	3.7%	0.7%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return.
Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 53% of revenue during the first quarter of fiscal 2023. This is down five percentage points from the fourth quarter of fiscal 2022 and three percentage points from the first quarter of fiscal 2022.

Business Segments ($ in millions)	Three Months Ended
	Dec 31, 2022	Oct, 1, 2022	Jan 1, 2022
Americas	$390	$380	$277
Asia-Pacific	642	689	491
Europe, Middle East and Africa	89	85	73
Elimination of inter-segment sales	(27)	(30)	(24)
Total Revenue	$1,094	$1,124	$817

Market Sectors ($ in millions)	Three Months Ended
	Dec 31, 2022		Oct 1, 2022		Jan 1, 2022
Industrial	$472	43%	$520	46%	$364	45%
Healthcare/Life Sciences	488	45%	467	42%	344	42%
Aerospace/Defense	134	12%	137	12%	109	13%
Total Revenue	$1,094		$1,124		$817

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return and free cash flow because such measures are used for internal management goals and decision-making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For additional information on non-GAAP measures, please refer to the attached Non-GAAP Supplemental Information tables.

ROIC and Economic Return
ROIC for the first quarter of fiscal 2023 was 13.8%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a two-quarter period for the first fiscal quarter. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2023 is 9.0%. ROIC for the first quarter of fiscal 2023 less Plexus’ weighted average cost of capital resulted in an economic return of 4.8%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended December 31, 2022, cash flows used in operations of $48.8 million, less capital expenditures of $23.1 million, resulted in negative free cash flow of $71.9 million.

Cash Cycle Days	Three Months Ended
	Dec 31, 2022	Oct 1, 2022	Jan 1, 2022
Days in Accounts Receivable	61	60	66
Days in Contract Assets	10	11	12
Days in Inventory	151	144	145
Days in Accounts Payable	(69)	(72)	(87)
Days in Cash Deposits	(47)	(43)	(33)
Annualized Cash Cycle *	106	100	103
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2023 Q1 Earnings Conference Call and Webcast
When:	Thursday, January 26, 2023 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, plexus.com. Participants can also join utilizing the links below:

Audio conferencing link:
https://register.vevent.com/register/BI35170303983c48ce82b9381eb40ce6bd
Webcast link:
https://edge.media-server.com/mmc/p/4rx58iuu

Replay:	The webcast will be archived on the Plexus website and will be available as on-demand for 12 months
Investor and Media Contact
Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of nearly 25,000 individuals who are dedicated to providing Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing and Sustaining Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading companies by providing innovative, comprehensive solutions throughout a product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the effect of inflationary pressures on our costs of production, profitability, and on the economic outlook of our markets; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; any tax law changes and related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business; the potential effect of other world or local events or other events outside our control (such as the conflict between Russia and Ukraine, escalating tensions between China and Taiwan or China and the United States, changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2022 Form 10-K.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Dec 31,	Jan 1,
	2022	2022
Net sales	$1,093,925	$817,456
Cost of sales	992,726	747,460
Gross profit	101,199	69,996
Operating expenses:
Selling and administrative expenses	43,858	37,502
Restructuring and impairment charges	—	2,021
Operating income	57,341	30,473
Other income (expense):
Interest expense	(6,894)	(3,046)
Interest income	934	271
Miscellaneous, net	(1,944)	(923)
Income before income taxes	49,437	26,775
Income tax expense	7,247	3,352
Net income	$42,190	$23,423
Earnings per share:
Basic	$1.53	$0.84
Diluted	$1.49	$0.82
Weighted average shares outstanding:
Basic	27,639	28,018
Diluted	28,305	28,709

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Dec 31,	Oct 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$247,880	$274,805
Restricted cash	31	665
Accounts receivable	733,962	737,696
Contract assets	119,016	138,540
Inventories	1,645,011	1,602,783
Prepaid expenses and other	68,401	61,633
Total current assets	2,814,301	2,816,122
Property, plant and equipment, net	448,325	444,705
Operating lease right-of-use assets	64,069	65,134
Deferred income taxes	39,337	39,075
Other assets	29,260	28,189
Total non-current assets	580,991	577,103
Total assets	$3,395,292	$3,393,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$329,076	$273,971
Accounts payable	753,755	805,583
Customer deposits	511,037	480,486
Accrued salaries and wages	64,126	88,876
Other accrued liabilities	296,466	357,273
Total current liabilities	1,954,460	2,006,189
Long-term debt and finance lease obligations, net of current portion	187,272	187,776
Accrued income taxes payable	42,019	42,019
Long-term operating lease liabilities	32,149	33,628
Deferred income taxes	5,616	6,327
Other liabilities	23,517	21,555
Total non-current liabilities	290,573	291,305
Total liabilities	2,245,033	2,297,494
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
54,133 and 54,084 shares issued, respectively,
and 27,612 and 27,679 shares outstanding, respectively	541	541
Additional paid-in-capital	654,059	652,467
Common stock held in treasury, at cost, 26,521 and 26,405, respectively	(1,104,953)	(1,093,483)
Retained earnings	1,614,424	1,572,234
Accumulated other comprehensive loss	(13,812)	(36,028)
Total shareholders’ equity	1,150,259	1,095,731
Total liabilities and shareholders’ equity	$3,395,292	$3,393,225

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Dec 31,	Oct 1,	Jan 1,
	2022	2022	2022
Operating income, as reported	$57,341	$62,314	$30,473
Operating margin, as reported	5.2%	5.5%	3.7%

Non-GAAP adjustments:
Restructuring and impairment charges (1)	—	—	2,021
Adjusted operating income	$57,341	$62,314	$32,494
Adjusted operating margin	5.2%	5.5%	4.0%

Net income, as reported	$42,190	$50,457	$23,423

Non-GAAP adjustments:
Restructuring and impairment charges, net of tax (1)	—	—	1,809
Adjusted net income	$42,190	$50,457	$25,232

Diluted earnings per share, as reported	$1.49	$1.78	$0.82

Non-GAAP per share adjustments:
Restructuring and impairment charges, net of tax (1)	—	—	0.06
Adjusted diluted earnings per share	$1.49	$1.78	$0.88

(1)	During the three months ended January 1, 2022, restructuring and impairment charges of $2.0 million, or $1.8 million net of taxes, were incurred primarily for employee severance costs associated with a facility transition in the Company's APAC region.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Three Months Ended		Twelve Months Ended		Three Months Ended
	Dec 31,		Oct 1,		Jan 1,
	2022		2022		2022
Operating income, as reported		$57,341		$178,185		$30,473
Restructuring and impairment charges	+	—	+	2,021	+	2,021
Adjusted operating income		$57,341		$180,206		$32,494
	x	4			x	4

Adjusted annualized operating income		$229,364		$180,206		$129,976
Adjusted effective tax rate	x	16%	x	13%	x	13%
Tax impact		36,698		23,427		16,897
Adjusted operating income (tax-effected)		$192,666		$156,779		$113,079

Average invested capital	÷	$1,392,002	÷	$1,207,357	÷	$1,135,312
ROIC		13.8%		13.0%		10.0%
Weighted average cost of capital	-	9.0%	-	9.3%	-	9.3%
Economic return		4.8%		3.7%		0.7%

Average Invested Capital Calculations	Dec 31,	Oct 1,	Jul 2,	Apr 2,	Jan 1,	Oct 2,
	2022	2022	2022	2022	2022	2021
Equity	$1,150,259	$1,095,731	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	329,076	273,971	250,012	222,393	151,417	66,313
Operating lease obligations - current (1)	8,878	7,948	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	187,272	187,776	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	32,149	33,628	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(247,880)	(274,805)	(276,608)	(307,964)	(217,067)	(270,172)
	$1,459,754	$1,324,249	$1,257,211	$1,184,702	$1,211,370	$1,059,253

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.